Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 9, 2021, relating to the consolidated financial statements of Gamida Cell Ltd. and its subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
September 10, 2021	A Member of Ernst & Young Global